Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 871-8400
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Enters Into Consent Decree with FDA Providing Path to Resume Manufacturing Operations

DETROIT, September 29, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced today that it has entered into a consent decree with the U.S. Food and Drug Administration (FDA) regarding the company’s drug manufacturing operations. The decree provides a series of measures that, when satisfied, will permit Caraco to resume manufacturing and distributing those products that are manufactured in its Detroit area facilities. The Company is working expeditiously to satisfy the requirements of the consent decree and has already retained independent cGMP experts for review of the Company’s operations and to facilitate a successful result.

Under terms of the consent decree, Caraco’s cessation of manufacturing operations will continue until it receives written notification from independent experts and the FDA that it is in compliance with the decree and regulations and can resume operations. Nothing in the decree prohibits Caraco from distributing FDA approved drug products that are manufactured by third parties.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, increased reserves against the FDA-seized inventory, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.